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Exhibit 11.1

ZEALAND PHARMA A/S

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Purpose and Scope

        The Board of Directors of Zealand Pharma A/S (together with its subsidiaries as existing from time-to-time, "Zealand") have established this Code of Business Conduct and Ethics (the "Code") to aid Zealand's directors, officers and employees in making ethical and legal decisions when conducting Zealand's business and performing their day-to-day duties.

        Zealand's Board of Directors, or any committee of the Board delegated by the Board, shall be responsible for administering this Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Zealand's Chief Financial Officer has been appointed as our Compliance Officer under this Code.

        Zealand expects its directors, officers and employees to exercise reasonable judgment when conducting its business. Zealand encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Zealand also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting Zealand's business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, we encourage each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code.

Contents of this Code

        This Code has two sections which follow this Introduction. The first section, "Standards of Conduct," contains the actual guidelines that Zealand's directors, officers and employees are expected to adhere to in the conduct of Zealand's business. The second section, "Compliance Procedures," contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

        Zealand's directors, officers and employees generally have other legal and contractual obligations to Zealand. This Code is not intended to reduce or limit the other obligations that you may have to Zealand. Instead, the standards in this Code should be viewed as the minimum standards that Zealand expects from its directors, officers and employees in the conduct of its business.

PART 1—STANDARDS OF CONDUCT

Conflicts of Interest

        Zealand recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to Zealand or their ability to act in Zealand's best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and our interests.

        A "conflict of interest" occurs when a director's, officer's or employee's personal interest interferes with our interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Zealand's best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives a personal benefit (whether improper or not) as a result of the director's, officer's or employee's position with Zealand. Each individual's situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

        Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate.

Compliance with Laws, Rules and Regulations

        Zealand seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Zealand's business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

Anti-Bribery and Anti-Corruption

        Zealand seeks to conduct its business in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA") and other applicable anti-bribery and anti-corruption laws, rules and regulations. Under the FCPA, directors, officers, employees and representatives of Zealand are prohibited from providing to, or accepting from, government officials or anyone else, anything of value in order to win or retain business, or influence government officials' official acts or decisions for Zealand's benefit.

        The FCPA and other anti-bribery and anti-corruption laws, rules and regulations also require that all books, records, and accounts must accurately and fairly reflect business transactions and dispositions of Zealand's assets. Zealand maintains a system of internal accounting controls to provide adequate corporate supervision over our accounting and reporting activities. Certain payments and gifts to government officials whose duties are essentially ministerial or clerical may be permissible. Since it is often difficult to determine the legality of such payments under local law and U.S. law at a given location, you must consult with the Compliance Officer before authorizing or making any such payment.

Protection and Proper Use of Zealand's Assets

        Loss, theft and misuse of Zealand's assets has a direct impact on Zealand's business and its profitability. Employees, officers and directors are expected to protect Zealand's assets that are entrusted to them and to protect Zealand's assets in general. Employees, officers and directors are also expected to take steps to ensure that Zealand's assets are only used for legitimate business purposes.

Corporate Opportunities

        Employees, officers and directors owe a duty to Zealand to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

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  diverting to himself or herself or to others any opportunities that are discovered through the use of Zealand's property or information as a result of his or her position with Zealand unless such opportunity has first been presented to, and rejected by, Zealand;

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  using Zealand's property or information or his or her position for improper personal gain; or

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  competing with Zealand.

Confidentiality

        Confidential information generated and gathered in Zealand's business plays a vital role in Zealand's business, prospects and ability to compete. "Confidential information" includes all non-public information that might be of use to competitors or harmful to Zealand, its partners or collaborators or its customers if disclosed. Directors, officers and employees may not disclose or distribute Zealand's confidential information, except when disclosure is authorized by Zealand or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate business purposes. Directors, officers and employees must return or provide evidence of destruction of all of Zealand's confidential and/or proprietary information in their possession to Zealand when they cease to be employed by or to otherwise serve Zealand.

Fair Dealing

        Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gain, may damage a company's reputation and long-term business prospects. Accordingly, it is Zealand's policy that directors, officers and employees must endeavor to deal ethically and lawfully with Zealand's customers, suppliers, competitors and employees in all business dealings on Zealand's behalf. No director, officer or employee should take unfair advantage of another person in business dealings on Zealand's behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

        The integrity, reliability and accuracy in all material respects of Zealand's books, records and financial statements is fundamental to Zealand's continued and future commercial success. No director, officer or employee may cause us to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Zealand. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on our books and records.

Quality of Public Disclosures

        Zealand is committed to providing its shareholders with information about its financial condition and results of operations as required by the securities laws of Denmark, the United States and all other relevant jurisdictions. It is Zealand's policy that the reports and documents it files with or submits to the U.S. Securities and Exchange Commission, and the earnings releases and similar public communications made by Zealand, include fair, timely, understandable, full and accurate disclosure. Officers and employees who are responsible for these filings and disclosures, including Zealand's principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Zealand's Corporate management is primarily responsible for monitoring Zealand's public disclosure.

Bribes, Kickbacks and Other Improper Payments

        Zealand does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

PART 2—COMPLIANCE PROCEDURES

Communication of Code

        All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Zealand and will, on a periodic basis, be asked to review and sign an acknowledgment that he or she has: (i) received a copy of the Code; (ii) read and understood the Code; (iii) not violated the Code; and (iv) agreed to comply with the Code. Updates of the Code will be provided from time-to-time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or from Zealand's website.

Monitoring Compliance and Disciplinary Action

        Zealand's management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code, and (iii) when appropriate, report violators to the appropriate authorities.

        Disciplinary measures for violations of the Code will be determined in Zealand's sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution. Violations will be determined by a fair process, and any accused violator will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline.

        Zealand's management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice—Communication Channels

Be Proactive

        Every employee is expected to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Zealand, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of Zealand's business or occurring on its property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to Zealand, he or she must bring the matter to the attention of Zealand.

Seeking Guidance

        The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives

        Any officer or employee may communicate with the Compliance Officer by any of the following methods:

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  in writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer by mail to Zealand Pharma A/S, Smedeland 36, 2600 Glostrup Copenhagen, Denmark; or

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  by e-mail to mabl@zealandpharma.com (anonymity cannot be maintained).

Reporting Accounting, Securities Law and Similar Concerns

        Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls, auditing or securities law (including the Foreign Corrupt Practices Act) matters should be directed to (i) the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee: in writing to: Audit Committee, Zealand Pharma A/S, Smedeland 36, 2600 Glostrup Copenhagen, Denmark, or to Plesner Law Firm, in accordance with Zealand's guidelines for whistleblowers.

        Officers and employees may use the above method to communicate anonymously with the Audit Committee.

Cooperation

        Employees are expected to cooperate with Zealand in any investigation of a potential violation of the Code, any other company policy or procedure, or any applicable law, rule or regulation.

Misuse of Reporting Channels

        Employees must not use these reporting channels in bad faith or in a false or unreasonable manner.

Reporting; Anonymity; Retaliation

        When reporting suspected violations of the Code, Zealand prefers that officers and employees identify themselves in order to facilitate its ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, we also recognize that some people may feel more comfortable reporting a suspected violation anonymously.

        If an officer or employee wishes to remain anonymous, he or she may do so, and Zealand will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Zealand may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as possible to permit Zealand to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

        Zealand expressly forbids any retaliation against any officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, Zealand will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee in the terms and conditions of his or her employment. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

        No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, Zealand's principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Zealand's shareholders in accordance with applicable Danish and U.S. securities laws and/or the rules and regulations of the exchange or system on which Zealand's shares are traded or quoted, as the case may be.

        Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

        All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Zealand's shareholders in accordance with applicable Danish and U.S. securities laws and/or the rules and regulations of the exchange or system on which Zealand's shares are traded or quoted, as the case may be.

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  Exhibit 11.1
ZEALAND PHARMA A/S CODE OF BUSINESS CONDUCT AND ETHICS